Exhibit 99.1

Willdan Group Reports Fourth Quarter and

Full Year 2015 Financial Results

•	2015 Revenue of $135.1 million
•	2015 Adjusted EBITDA of $10.2 million
•	2016 Revenue target of $170 to $185 million
•	2016 Adjusted EBITDA target of $14 to $15.5 million

Investment Community Conference Call Today at 5:00 p.m. Eastern Time

ANAHEIM, Calif. – March 10, 2016 – Willdan Group, Inc. (“Willdan”) (NASDAQ: WLDN), a provider of professional technical and consulting services, today reported financial results for its fourth quarter and fiscal year ended January 1, 2016, and provided a business update.

For the fourth quarter of 2015, Willdan reported total contract revenue of $31.5 million and net income of $0.4 million, or $0.05 per basic and diluted share.

For the fiscal year ended January 1, 2016,  Willdan reported total contract revenue of  $135.1 million and net income of  $4.3 million, or $0.54 and $0.52 per basic and diluted share, respectively.

“As we forecasted, our overall results in the fourth quarter were negatively impacted by the performance of our Energy Efficiency Services segment,” said Tom Brisbin, Willdan’s Chief Executive Officer.  “Similar to what we experienced in the third quarter of 2015, we had a decline in the scope of activity for our largest utility customer and a long ramp-up phase in one of our new utilities programs.  We enter 2016 with a robust pipeline of new opportunities in the Energy Efficiency Services segment, which we believe will help us improve the performance of this business going forward. Our Engineering Services segment continued to perform well, generating 13% year-over-year revenue growth in 2015, largely driven by increased demand for city engineering services in Northern California.”

Fourth Quarter 2015 Financial Highlights

Total contract revenue for the fourth quarter of 2015 increased 4.3% to $31.5 million, as compared to $30.2 million for the fourth quarter of 2014.  The increase in total contract revenue was primarily due to growth in the Engineering Services segment and the contribution of contract revenue from Willdan’s January 2015 acquisitions of 360 Energy Engineers, LLC (“360 Energy”) and Abacus Resource Management Company(“Abacus”).  In aggregate, contract revenue resulting from Willdan’s acquisitions of 360 Energy and Abacus was $4.5 million in the fourth quarter of 2015.  Contract revenue for the Energy Efficiency Services, Engineering Services, Public Finance Services, and Homeland Security Services segments was $15.9 million, $12.1 million, $2.9 million and $0.7 million, respectively, in the fourth quarter of 2015.

Direct costs of contract revenue were $18.4 million for the fourth quarter of 2015, an increase of 2.8% as compared to $17.9 million for the fourth quarter of 2014. Included in direct costs of contract revenue for the fourth quarter of 2015 was incremental direct costs of revenue of $2.5 million attributable to Willdan’s acquisitions of 360 Energy and Abacus. Excluding the direct costs of contract revenue attributable to the acquisitions, direct costs of contract revenue decreased by approximately $2.0 million, as an increase in direct costs associated with Engineering Services was offset by a decrease in direct costs associated with Energy Efficiency Services.

Revenue, net of subcontractor costs, (as defined below) for the fourth quarter of 2015 decreased by 3.9% to  $24.4 million,  as compared to  $25.4 million for the fourth quarter of 2014.

Total general and administrative expenses for the fourth quarter of 2015 increased by 26.6% to $12.6 million from $10.0 million for the prior year period, due primarily to increased audit fees associated with becoming an accelerated filer in the current year.

Adjusted EBITDA (as defined below) was $1.8 million for the fourth quarter of 2015.

Income tax expense was $0.2 million for the fourth quarter of 2015, as compared to income tax expense of  $0.4 million for the fourth quarter of 2014.  The effective tax rate in the fourth quarter of 2015 was 35.69%, as compared to 15.2% in the same period last year.  The difference in the effective tax rate is primarily due to recognition of an income tax benefit for net operating loss carryforwards that were fully utilized in 2014 and no longer available to offset taxable income in 2015.

Net income for the fourth quarter of 2015 was  $0.4 million, or $0.05 per diluted share, as compared to net income of $2.0 million, or $0.26 per diluted share, for the fourth quarter of 2014.

Full Year 2015 Financial Highlights

Total contract revenue for the full year 2015 increased 25.0% to $135.1 million, as compared to $108.1 million for the full year 2014.  Revenue growth was due primarily to a 40.0% increase in contract revenue from the Energy Efficiency Services segment and a 12.8% increase in contract revenue from the Engineering Services segment. The increase in the Energy Efficiency Services segment was primarily attributable to incremental contract revenue of $23.1 million generated by 360 Energy and Abacus.  Total contract revenue for Energy Efficiency Services, Engineering Services, Public Finance Services, and Homeland Security Services was $74.1 million, $46.0 million, $11.9 million and $3.1 million, respectively.

Direct costs of contract revenue were $82.1 million for the full year 2015, compared to $63.8 million for the full year 2014.   Included in direct costs of contract revenue for full year 2015 were incremental direct costs of contract revenue of $16.3 million attributable to 360 Energy and Abacus.  Excluding the increase in direct costs of contract revenue attributable to the acquisitions, direct costs of contract revenue increased by $2.0 million, primarily due to increases in direct costs for Willdan’s Engineering, Energy Efficiency and Public Finance Services, partially offset by a decrease in direct costs for its Homeland Security Services segment.

Revenue, net of subcontractor costs, for the full year 2015 was $100.5 million, as compared to $87.2 million for the full year 2014.

Total general and administrative expenses for the full year 2015 increased by 26.5% to $45.5 million from $36.0 million for the prior year period, due primarily to higher expenses in the Energy Efficiency Services segment to support the year-over-year growth in contract revenues.

Adjusted EBITDA (as defined below) was $10.2 million for the full year 2015, as compared to $8.9 million for the full year 2014.

Income tax expense was $3.1 million for the full year 2015, as compared to an income tax benefit of $1.0 million for the full year 2014. The difference between the income tax benefit for the full year 2014 versus the income tax expense for the full year 2015 is primarily due to the recognition of an income tax benefit for net operating loss carryforwards that were fully utilized in 2014 and no longer available to offset taxable income in 2015, as well as a reduction in the valuation allowances in 2014.

Net income for the full year 2015 was $4.3 million, or $0.52 per diluted share, as compared to net income of $9.4 million, or $1.22 per diluted share, for the full year 2014.

Liquidity and Capital Resources

Willdan reported $16.5 million in cash and cash equivalents at January 1, 2016, as compared to  $18.2 million at January 2, 2015. The reduction primarily resulted from the three acquisitions completed during 2015.  Willdan's primary sources of liquidity are cash generated from operations and a revolving line of credit with BMO Harris Bank, N.A., which matures on March 24, 2017. Cash flows provided by operating activities were $8.1 million for the full year 2015, as compared to $11.9 million for the full year 2014.

Outlook

Willdan’s financial and operational targets for full year 2016 are as follows:

•	Total contract revenue of $170 - $185 million
•	Adjusted EBITDA of $14 - $15.5 million
•	Effective tax rate of approximately 41%

Commenting on the outlook, Mr. Brisbin said, “We expect 2016 to be a strong year of profitable growth, particularly the second half of the year.  All of our major contracts with utilities have been extended through 2016, which gives us good revenue visibility.  We continue to deliver on key milestones in our utilities programs, which is leading to additional program expansion opportunities that we believe will provide incremental revenue in 2016.  We are also excited about the addition of Genesys Engineering, our latest acquisition that closed on March 4, 2016.  Genesys has exceptional experience in microgrid design, and the addition of their capabilities will improve our ability to capitalize on the growing demand for small-scale independent power grids across the United States.”

Use of Non-GAAP Financial Measures

"Revenue, net of subcontractor costs," a non-GAAP financial measure, is a supplemental measure that Willdan believes enhances investors' ability to analyze our business trend and performance because it substantially measures the work performed by our employees. In the course of providing services, Willdan routinely subcontracts various services. Generally, these subcontractor costs are passed through to our clients and, in accordance with Generally Accepted Accounting Principles (GAAP) and industry practice, are included in our revenue when it is our contractual responsibility to procure or manage these activities. Because subcontractor services can vary significantly from project to project and period to period, changes in revenue may not necessarily be indicative of our business trends. Accordingly, Willdan segregates costs from revenue to promote a better understanding of our business by evaluating revenue exclusive of costs associated with external service providers. A reconciliation of contract revenue as reported in accordance with GAAP to revenues, net of subcontractor costs is provided at the end of this news release.

Adjusted EBITDA is a supplemental measure used by Willdan’s management to measure its operating performance. Willdan defines Adjusted EBITDA as net income (loss) plus interest expense (income), income tax expense (benefit), goodwill impairment, interest accretion and depreciation and amortization. Adjusted EBITDA is not a measure of net income (loss) determined in accordance with U.S. generally accepted accounting principles, or GAAP. Willdan believes Adjusted EBITDA is useful because it allows Willdan’s management to evaluate its operating performance and compare the results of its operations from period to period and against its peers without regard to its financing methods, capital structure and non-operating expenses. Willdan uses Adjusted EBITDA to evaluate its performance for, among other things, budgeting, forecasting and incentive compensation purposes. Adjusted EBITDA has limitations as an analytical tool and should not be considered as an alternative to, or more meaningful than, net income (loss) as determined in accordance with GAAP. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s costs of capital, as well as the historical costs of depreciable assets. Willdan’s definition of Adjusted EBITDA may also differ from those of many companies reporting similarly named measures. Willdan believes Adjusted EBITDA is useful to investors, research analysts, investment bankers and lenders because it removes the impact of certain non-operational items from its operational results, which may facilitate comparison of its results from period to period.  A reconciliation of net income as reported in accordance with GAAP to Adjusted EBITDA is provided at the end of this news release.

Willdan's definition of Revenue, net of subcontractor costs, and Adjusted EBITDA may differ from other companies reporting similarly named measures. These measures should be considered in addition to, and not as a substitute for, or superior to, other measures of financial performance prepared in accordance with GAAP, such as contract revenues and net income.

Conference Call Details

Chief Executive Officer Thomas Brisbin and Chief Financial Officer Stacy McLaughlin will host a conference call today, March 10, 2016, at 5:00 p.m. Eastern/2:00 p.m. Pacific to discuss Willdan’s financial results and provide a business update.

Interested parties may participate in the conference call by dialing 888-438-5453 (719-457-2627 for international callers) and asking to be joined to the “Willdan Group Conference Call.”  The conference call will be webcast simultaneously on Willdan’s website at www.willdan.com under and the replay will be archived for at least 12 months.

The telephonic replay of the conference call may be accessed approximately two hours after the call by dialing 888-203-1112 and entering the passcode 2815641.  The replay will be available through March 24, 2016.

About Willdan Group, Inc.

Willdan provides professional consulting and technical services to utilities, public agencies and private industry throughout the United States. Willdan’s service offerings span a broad set of complementary disciplines that include energy efficiency and sustainability, engineering and planning, financial and economic consulting, and national preparedness. Willdan provides integrated technical solutions to extend the reach and resources of its clients, and provides all services through its subsidiaries specialized in each segment. For additional information, visit Willdan's website at www.willdan.com.

Forward Looking Statements

Statements in this press release that are not purely historical, including statements regarding Willdan's intentions, hopes, beliefs, expectations, representations, projections, estimates, plans or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve risks and uncertainties including, but not limited to, the risk that Willdan will not be able to expand its services or meet the needs of customers in markets in which it operates. It is important to note that Willdan's actual results could differ materially from those in any such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, a slowdown in the local and regional economies of the states where Willdan conducts business and the loss of or inability to hire additional qualified professionals. Willdan's business could be affected by a number of other factors, including the risk factors listed from time to time in Willdan's SEC reports including, but not limited to, the Annual Report on Form 10-K filed for the year ended January 2, 2015. Willdan cautions investors not to place undue reliance on the forward-looking statements contained in this press release. Willdan disclaims any obligation to, and does not undertake to, update or revise any forward-looking statements in this press release.

WILLDAN GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	January 1,	January 2,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$16,487,000	$18,173,000
Accounts receivable, net of allowance for doubtful accounts of $760,000 and $662,000 at January 1, 2016 and January 2, 2015, respectively	17,929,000	13,189,000
Costs and estimated earnings in excess of billings on uncompleted contracts	13,840,000	12,170,000
Other receivables	177,000	208,000
Prepaid expenses and other current assets	2,082,000	2,244,000
Total current assets	50,515,000	45,984,000
Equipment and leasehold improvements, net	3,684,000	1,384,000
Goodwill	16,097,000	—
Other intangible assets, net	1,545,000	—
Other assets	504,000	535,000
Deferred income taxes, net	—	1,427,000
Total assets	$72,345,000	$49,330,000
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$5,561,000	$3,237,000
Accrued liabilities	10,334,000	10,668,000
Contingent consideration payable	1,420,000	—
Billings in excess of costs and estimated earnings on uncompleted contracts	6,218,000	3,863,000
Notes payable	4,039,000	355,000
Capital lease obligations	444,000	324,000
Total current liabilities	28,016,000	18,447,000
Contingent consideration payable	4,305,000	—
Notes payable	1,085,000	—
Capital lease obligations, less current portion	255,000	306,000
Deferred lease obligations	737,000	164,000
Deferred income taxes, net	331,000	—
Total liabilities	34,729,000	18,917,000

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.01 par value, 10,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value, 40,000,000 shares authorized; 7,904,000 and 7,635,000 shares issued and outstanding at January 1, 2016 and January 2, 2015, respectively	79,000	76,000
Additional paid-in capital	38,377,000	35,436,000
Accumulated deficit	(840,000)	(5,099,000)
Total stockholders’ equity	37,616,000	30,413,000
Total liabilities and stockholders’ equity	$72,345,000	$49,330,000

 WILLDAN GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Fiscal Year
	2015	2014	2013
Contract revenue	$135,103,000	$108,080,000	$85,510,000

Direct costs of contract revenue (exclusive of depreciation and amortization shown separately below):
Salaries and wages	31,880,000	28,207,000	24,098,000
Subcontractor services and other direct costs	50,200,000	35,611,000	24,831,000
Total direct costs of contract revenue	82,080,000	63,818,000	48,929,000

General and administrative expenses:
Salaries and wages, payroll taxes and employee benefits	25,741,000	21,394,000	20,555,000
Facilities and facility related	4,246,000	4,371,000	4,654,000
Stock-based compensation	777,000	258,000	150,000
Depreciation and amortization	2,072,000	459,000	517,000
Lease abandonment, net	—	9,000	30,000
Other	12,657,000	9,462,000	8,067,000
Total general and administrative expenses	45,493,000	35,953,000	33,973,000
Income from operations	7,530,000	8,309,000	2,608,000

Other (expense) income:
Interest income	—	8,000	10,000
Interest expense	(207,000)	(16,000)	(94,000)
Other, net	18,000	125,000	238,000
Total other (expense) income, net	(189,000)	117,000	154,000
Income before income taxes	7,341,000	8,426,000	2,762,000

Income tax expense (benefit)	3,082,000	(990,000)	132,000
Net income	$4,259,000	$9,416,000	$2,630,000

Earnings per share:
Basic	$0.54	$1.26	$0.36
Diluted	$0.52	$1.22	$0.35

Weighted-average shares outstanding:
Basic	7,834,000	7,488,000	7,355,000
Diluted	8,113,000	7,739,000	7,495,000

 WILLDAN GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Fiscal Three Months Ended
	1/1/2016	1/2/2015
Contract revenue	$31,522,000	$30,237,000
Direct costs of contract revenue exclusive of depreciation and amortization shown seperately below):
Salaries and wages	7,940,000	7,712,000
Subconsultant services and other direct costs	10,488,000	10,140,000
Total direct costs of contract revenue	18,428,000	17,852,000

General and administrative expenses:
Salaries and wages, payroll taxes and employee benefits	6,748,000	6,018,000
Facilities and facilities related	1,043,000	1,100,000
Stock-based compensation	309,000	84,000
Lease abandonment (recovery), net	—	9,000
Depreciation and amortization	796,000	130,000
Other	3,742,000	2,639,000
Total general and administrative expenses	12,638,000	9,980,000
Income (loss) from operations	456,000	2,405,000

Other (expense) income:
Interest income	(1,000)	4,000
Interest (expense)	135,000	(5,000)
Other, net	—	9,000
Total other income, net	134,000	8,000
Income before income taxes	590,000	2,413,000
Income tax expense	210,000	366,000
Net income	$380,000	$2,047,000

Earnings per share:
Basic	$0.05	$0.27
Diluted	$0.05	$0.26

Weighted-average shares outstanding:
Basic	7,888,000	7,618,000
Diluted	8,203,000	7,986,000

WILLDAN GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Fiscal Year
	2015	2014	2013
Cash flows from operating activities:
Net income	$4,259,000	$9,416,000	$2,630,000
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,072,000	460,000	585,000
Deferred income taxes	1,758,000	(1,427,000)	—
Lease abandonment expense (recovery), net	(44,000)	9,000	30,000
(Gain) loss on sale of equipment	(37,000)	11,000	(6,000)
Provision for doubtful accounts	659,000	510,000	101,000
Stock-based compensation	777,000	258,000	150,000
Accretion of contingent consideration	547,000	—	—
Changes in operating assets and liabilities, net of effects from business acquisitions:
Accounts receivable	(4,354,000)	(532,000)	2,216,000
Costs and estimated earnings in excess of billings on uncompleted contracts	(1,180,000)	(2,535,000)	225,000
Other receivables	31,000	4,000	(117,000)
Prepaid expenses and other current assets	203,000	133,000	(595,000)
Other assets	31,000	(202,000)	(26,000)
Accounts payable	1,842,000	(720,000)	(3,026,000)
Accrued liabilities	(1,320,000)	4,860,000	502,000
Billings in excess of costs and estimated earnings on uncompleted contracts	2,285,000	1,616,000	(1,172,000)
Deferred lease obligations	573,000	35,000	(284,000)
Net cash provided by operating activities	8,102,000	11,896,000	1,213,000
Cash flows from investing activities:
Purchase of equipment and leasehold improvements	(2,475,000)	(492,000)	(306,000)
Proceeds from sale of equipment	7,000	5,000	27,000
Cash paid for acquisitions, net of cash acquired	(8,168,000)	—	—
Net cash used in investing activities	(10,636,000)	(487,000)	(279,000)
Cash flows from financing activities:
Payments on notes payable	(2,090,000)	(162,000)	(621,000)
Proceeds from notes payable	2,606,000	—	510,000
Repayments of line of credit	—	—	(3,000,000)
Principal payments on capital lease obligations	(350,000)	(261,000)	(62,000)
Proceeds from stock option exercise	512,000	450,000	9,000
Proceeds from sales of common stock under employee stock purchase plan	170,000	76,000	73,000
Net cash provided by (used in) financing activities	848,000	103,000	(3,091,000)
Net (decrease) increase in cash and cash equivalents	(1,686,000)	11,512,000	(2,157,000)
Cash and cash equivalents at beginning of period	18,173,000	6,661,000	8,818,000
Cash and cash equivalents at end of period	$16,487,000	$18,173,000	$6,661,000
Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$207,000	$16,000	$100,000
Income taxes	949,000	134,000	324,000
Supplemental disclosures of noncash investing and financing activities:
Issuance of notes payable related to business acquisitions	$4,250,000	$—	$—
Issuance of common stock related to business acquisitions	1,485,000	—	—
Contingent consideration related to business acquisitions	5,178,000	—	—
Equipment acquired under capital leases	420,000	677,000	87,000

Willdan Group, Inc. and Subsidiaries

Reconciliation of GAAP Revenue and "Revenue, Net of Subcontractor Costs"

	Fiscal year Ended
			Change
	January 1, 2016	January 2, 2015	$	%
Contract Revenue	135,103,000	108,080,000	27,023,000	25%
Subcontractor Costs	34,558,000	20,844,000	13,714,000	66%
Revenue, net of subcontractor costs	100,545,000	87,236,000	13,309,000	15%

	Three Months Ended
			Change
	January 1, 2016	January 2, 2015	$	%
Contract Revenue	31,522,000	30,237,000	1,285,000	4%
Subcontractor Costs	7,099,000	4,848,000	2,251,000	46%
Revenue, net of subcontractor costs	24,423,000	25,389,000	(966,000)	(4)%

Willdan Group, Inc. and Subsidiaries

Reconciliation of GAAP Net Income to Adjusted EBITDA

	Fiscal Year
	2015	2014	2013	2012	2011
Net income (loss)	$4,259	$9,416	$2,630	$(17,300)	$1,830
Interest income	—	(8)	(10)	(6)	(5)
Interest expense	207	16	94	106	77
Income tax (benefit) expense	3,082	(990)	132	(2,083)	1,500
Impairment of goodwill	—	—	—	15,208	—
Interest accretion(1)	547	—	—	—	—
Depreciation and amortization	2,072	459	585	737	944
Adjusted EBITDA	$10,167	$8,893	$3,431	$(3,338)	$4,346

	Fourth Quarter Ended
	2015	2014
Net income (loss)	$380	$2,047
Interest income	1	4
Interest expense	(135)	(5)
Income tax (benefit) expense	210	366
Interest accretion(1)	547	—
Depreciation and amortization	796	130
Adjusted EBITDA	$1,799	$2,542

(1)

Interest accretion represents the imputed interest on the earn-out payments to be paid by us in connection with our acquisitions of Abacus and 360 Energy in January 2015.  The amount represents the change in fair value of such contingent liabilities for the respective period.

Contact:

Willdan Group, Inc.
Stacy McLaughlin
Chief Financial Officer
Tel: 714-940-6300
smclaughlin@willdan.com

Or

Investor/Media Contact
Financial Profiles, Inc.
Tel: 310-478-2700
Moira Conlon: mconlon@finprofiles.com
Tony Rossi: trossi@finprofiles.com